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                                                                   Exhibit 7(ff)

                                     FORM OF
                                LETTER AGREEMENT

April 18, 2006

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Aspen Series (the "Trust") has changed the name of Core Equity Portfolio to Fundamental Equity Portfolio (the "Portfolio") effective May 1, 2006. The Trust requests confirmation that all references to "Core Equity Portfolio" in the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract"), shall be replaced with "Fundamental Equity Portfolio," and that State Street will continue to act as custodian for the Portfolio under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS ASPEN SERIES

By: ______________________________________________
    Stephanie Grauerholz-Lofton
    Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY

By: _________________________________________

Agreed to this ____ day of ___________, 2006.

cc:   Donna Brungardt
      Jesper Nergaard